EXHIBIT 10.48



December 13, 2001

Messrs. Herve Caen and Nathan Peck
Interplay Entertainment, Corp.
16815 Von Karman Avenue
Irvine, California 92606



         Re: Secured Advance and Amendment #3 to Distribution Agreement

Dear Messrs. Caen and Peck:

     We refer to that certain Distribution Agreement, dated as of August 23, 2001, by and between Vivendi Universal Interactive Publishing North America, Inc. ("VUIPNA") and Interplay Entertainment Corp. ("IEC"), as amended to the date hereof (the "Distribution Agreement"), pursuant to which IEC agreed to deliver certain videogames produced by IEC for publishing, marketing, sale and distribution by VUIPNA.

     This letter agreement (this "Agreement") will serve to confirm and memorialize our understanding and agreement with respect to (i) the making, pursuant to this Agreement, by VUIPNA of further advance payments of amounts owed or anticipated to be owed to IEC arising under the Distribution Agreement,
(ii) the granting of a security interest to VUIPNA by the Interplay Parties (as defined below) in all of their assets in order to secure certain of IEC's obligations to VUIPNA and (iii) the granting of certain additional distribution rights by IEC to VUIPNA. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Distribution Agreement.

1.   ADVANCE.

     (a) On December 13, 2001, VUIPNA shall advance to IEC, subject to the terms and conditions hereof, the amount of Two Million Dollars ($2,000,000) (the "Second New Advance").

     (b) Notwithstanding the provisions of Section 6.4 of the Distribution Agreement limiting the amounts that may be deducted from the Interplay Proceeds to 20% thereof, the Second New Advance shall be recoupable against the Interplay Proceeds to be paid to Interplay as follows: unless and until VUIPNA recoups the Second New Advance, VUIPNA shall be entitled to deduct from the monthly amounts payable to Interplay (in addition to and not in lieu of amounts otherwise deducted pursuant to Section 6.4 of the Distribution Agreement) an amount equal to 100% of the Interplay Proceeds. The Distribution Agreement is hereby amended to this effect.


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2.   USE OF PROCEEDS. IEC agrees that the proceeds from the Second New Advance shall be used for disbursements as set forth in Exhibit A attached hereto.

3. GRANT OF SECURITY INTEREST. As security for the payment of the Second New Advance by VUIPNA to IEC hereunder and for the payment or other satisfaction of all other obligations of IEC to VUIPNA, including without limitation the Advance and New Advance (as deemed in that certain letter agreement between IEC and VUIPNA, dated as of November 30, 2001) under the Distribution Agreement, each of IEC, Interplay OEM, Inc., Gamesonline.com, Inc. and Shiny Entertainment, Inc. (collectively, the "Interplay Parties") hereby assigns, pledges and grants to VUIPNA a continuing security interest in all of the Interplay Parties' right title and interest in and to the following property of the Interplay Parties, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:

     (a) All equipment, fixtures, goods, inventory (including without limitation, raw materials, work in process, finished goods and materials used or consumed in the Interplay Parties' business) and software;

     (b) All accounts, chattel paper, commercial tort claims, documents, general intangibles, instruments (whether negotiable or non-negotiable), letter-of-credit rights, money, payment intangibles, promissory notes, supporting obligations and other rights to payment of any kind;

     (c) All certificated securities, commodity accounts, commodity contracts, deposit accounts, financial assets, investment property, letter-of-credit rights, securities accounts, securities entitlements and uncertificated securities;

     (d) All other personal property whether or not subject to the California Commercial Code;

     (e) All of thc Interplay Parties' intellectual property, including, without limitation, patents, patent applications, copyrights, copyright applications, fights and interests in copyrights and works protectable by copyright, trademarks, trademark applications, trade names, service marks and service mark applications and other indicia of origin, and rights in and the right to sue for all past, present and future infringements of, the foregoing patents, patent applications, copyrights, copyright applications, rights and interests in copyrights and works protectable by copyright, trademarks, trademark applications, trade names, service marks and service mark applications and other indicia of origin, technical knowledge and processes, formal or informal licensing arrangements, blueprints, technical specifications, computer software, trade secrets and other confidential information relating to the business of the Interplay Parties owned by the Interplay Parties or held by the Interplay Parties pursuant to licenses, to the extent permitted by such licenses;

     (f) All books, records, files, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the property described in clause (a) through (e) above or are otherwise necessary or helpful in the collection thereof or the realization thereon; and


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     (g) Proceeds, products, additions, accessions to and replacements and substitutions for of any of the foregoing.

4. FURTHER ASSURANCES. The Interplay Parties shall promptly execute and deliver any instrument, document or notice as may be necessary, desirable or which VUIPNA may reasonably require in order to create, perfect and preserve the perfection and the priority of the security interests granted or purported to be granted under Section 3 above. Each of the Interplay Parties hereby authorizes VUIPNA to file one or more financing or continuation statements, copyright mortgages, trademark mortgages and amendments thereto (or similar instruments and documents required by any laws of any application jurisdiction), relating to all or any portion of the collateral described in Section 3 above. Each of the Interplay Parties irrevocably hereby makes, constitutes and appoints VUIPNA (and all Persons designated by either for that purpose) as each of the Interplay Parties' tree and lawful attorney and agent-in-fact to execute such financing statements, copyright mortgages, trademark mortgages, documents and other agreements and instruments and do such other reasonable acts and things as may be necessary to create, perfect and preserve the perfection and the priority of the security interests granted or purported to be granted under Section 3 above.

5.   AMENDMENT TO DISTRIBUTION AGREEMENT. IEC and VUIPNA agree that, subject to
Section 8 below, the Distribution Agreement, dated as of August 23, 2001, between VUIPNA and IEC, as amended to date (the "Distribution Agreement"), is further amended as follows:

     5.1 NEW DISTRIBUTION RIGHTS. IEC hereby grants VUIPNA distribution rights to all IEC products for which rights are available (other than Neverwinter Nights), to the extent described below, in South America, South Africa, Korea (excluding online rights), Taiwan and Australia (the "New Territory). The Distribution Fee percentage for the rights granted hereto shall be 17%, subject to increase in accordance with Section 6.4 of the Distribution Agreement. VUIPNA's distribution rights, however, are subject to the following:

          5.1.1. IEC will terminate, upon terms acceptable to VUIPNA in its sole discretion, its joint venture with respect to distribution rights to any such products in Taiwan; and

          5.1.2. VUIPNA's distribution rights in Australia shall be subject to termination of IEC's existing distribution agreement for Australia, which IEC agrees to do following execution of this Agreement as soon as permissible under such distribution agreement.

     5.2 NEVERWINTER NIGHTS. The Distribution Agreement is amended to add rights to the first Neverwinter Nights PC game in the territory of Asia (other than Korea), including Japan, subject to all other terms of the Distribution Agreement.

6. ACCESS TO INFORMATION. Having commenced at noon on November 27, 2001, and continuing for a period of not less than 45 days thereafter, each of the Interplay Parties shall, and shall cause each of the respective Representatives to, provide VUIPNA and its respective Representatives with full access to their facilities, books and records and Representatives, and such other information as may be reasonably requested by VUIPNA.

7.   PUBLIC ANNOUNCEMENTS. Except (a) as may be required by applicable law and
(b) for disclosures by the parties hereto to their respective Representatives in connection with the


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evaluation of the potential Acquisition, neither of the parties hereto shall make any disclosure announcement to any third party pertaining to the subject matter hereof without the prior written consent of the other parties hereto.

8.   REPRESENTATIONS AND WARRANTIES OF INTERPLAY.

     (a) IEC is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization has the corporate power and authority to own its property and assets and to execute and deliver, and perform its obligations under, this Agreement.

     (b) This Agreement has been duly authorized, executed and delivered by IEC and constitutes the legal, valid and binding obligation of IEC enforceable against IEC in accordance with its terms.

     (c) The execution, delivery and performance of this Agreement by IEC and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default under, any agreement, indenture, mortgage, deed of trust, equipment lease, instrument or other document to which IEC is a party, not taking into account that certain Loan and Security Agreement, dated as of April 11, 2001, between IEC and LaSalle Business Credit, Inc.; or (ii) conflict with any law, order, rule or regulation of any court or any federal or state government, regulatory body or administrative agency, or any other governmental body having jurisdiction over IEC or its properties.

9. MISCELLANEOUS. This letter shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the choice of law principles of the applicable State. This letter may be executed in counterparts, each of which together shall constitute one and the same instrument.


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If you are in agreement with the terms set forth in this letter, please execute this letter in the space indicated below and return a copy to us. If you have any questions in the meantime, please feel free to give us a call. We look forward to hearing from you.

                                            Sincerely,

                                            VIVENDI UNIVERSAL INTERACTIVE
                                            PUBLISHING NORTH AMERICA, INC.


                                            By:
                                                -------------------------------
                                            Its:
                                                -------------------------------



Accepted and agreed as of December 13, 2001

INTERPLAY ENTERTAINMENT CORP.,


By   /S/ HERVE CAEN
    ------------------------------------
    Herve Caen
    President and Board Executive


By:  /S/ NATHAN PECK
    ------------------------------------
    Nathan Peck
    Chief Administrative Officer
    and Board Executive Committee
    member



INTERPLAY OEM, INC.


By:  /S/ HERVE CAEN
    ------------------------------------
    Authorized Signatory



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     GAMESONLINE.COM, INC.


By:  /S/ HERVE CAEN
     ----------------------------
     Authorized Signatory


SHINY ENTERTAINMENT, INC.


By:  /S/ HERVE CAEN
     ----------------------------
     Authorized Signatory



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